Exhibit 10.7

MARKETING AND SERVICING AGREEMENT

This Marketing and Servicing Agreement (this “Agreement”) is dated as of 27 March 2003, between BankWest, Inc., a bank organized under the laws of South Dakota and a FDIC insured financial institution (the “Bank”), and NCAS of Pennsylvania, LLC d/b/a National Cash Advance, Advance America, Cash Advance Centers and Advance America (“Advance America”).

WHEREAS, the Bank is a bank organized under the laws of South Dakota with its principal location in Pierre, South Dakota, and insured by the FDIC, and as such, is authorized to extend credit to borrowers, subject to federal financial institution and credit regulations in effect and as applicable;

WHEREAS, Advance America is a duly authorized and validly existing Limited Liability Company authorized to do business in the Commonwealth of Pennsylvania.

WHEREAS, in accordance with its established lending criteria as may be amended from time to time, the Bank desires to make short-term small Loans (“Loans”) to consumers (“Borrowers”);

WHEREAS, Advance America desires to market and service the Loans, while retaining authority and control over, and responsibility for, its own employees and methods of operation;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, and other valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Bank and Advance America (together, the “Parties”) agree as follows:

1.                                      Bank’s Making and Ownership of Loans

(a)                                  The Bank in its sole discretion shall determine all of the conditions, terms and features of the Loans, including, without limitation, loan amounts, fees and charges, interest rates, credit limits, credit standards and all other terms and conditions of the Loans. The Bank shall make Loans to all Applicants (as that term is defined in Section 2(a) below) who meet such credit standards. Neither the Bank, nor Advance America, nor their respective employees shall suggest to Applicants that Loans are made or approved by Advance America or that Advance America (or any employee of Advance America) can improve an Applicant’s prospect of obtaining a Loan.

(b)                                 The Parties agree that Bank may sell, transfer, grant an interest in, or otherwise assign any Loan, or any portion of any Loan, to a third party or parties provided, however, that Bank agrees it will not sell, transfer, grant an interest in, or otherwise assign any Loan to any person, company, corporation or other entity or any parent, subsidiary or affiliate of any such person, company, corporation or entity that directly competes with Advance America. Any sale, transfer or assignment by Bank of any such Loan shall comply with applicable South Dakota and federal law.

2.                                      Advance America’s Services

(a)                                  General Duties of Advance America: Standards of Performance: Advance America shall perform all services required to market and service the Loans, including without limitation the establishment of retail stores where Loan applicants (“Applicants”) may submit Loan applications (“Applications”) and receive disclosures required by applicable law and where Borrowers may execute and deliver Loan documentation and repay Loans.  In performing its services hereunder, Advance America shall at all times and in all material respects comply with applicable law. Further, Advance America shall use the documentation and follow the reasonable and lawful practices, policies and procedures established by the Bank and communicated in writing to Advance America from time to time (the “Bank Policies”).

(b)                                 Marketing of Loans:

(i)                                     The Bank hereby authorizes Advance America to market and service the Loans and to use the name, and any trade name and logo, of the Bank in connection with such marketing and servicing. Advance America may use letters, print advertisements, the Internet and television and radio commercials for such purposes. All advertising and promotions for the Loans shall appropriately identify the Bank as the lender. Advance America shall submit all advertising materials to the Bank for the Bank’s prior approval, which shall not be unreasonably withheld.

(ii)                                  Advance America shall maintain and operate stores for the purpose of marketing and servicing the Loans.

(iii)                               In connection with Advance America’s performance of its obligations under this Agreement, it is expressly agreed that (A) the Bank shall not hold any ownership or leasehold interest in any Advance America store or any personal property located therein, except for Repayment Checks, Notes (as those terms are defined in Section 2(c) below), and cash reflecting Loan repayments as may be located at such stores from time to time, (B) no Bank employees shall work in any Advance America store, except as provided in Section 2(f), and (C) the Bank shall exercise no authority or control over Advance America’s employees or methods of operation, except as set forth in this agreement.

(c)                                  Servicing of Loan Applications:

(i)                                     Advance America employees shall take Applications from Applicants, using an Application form approved by the Bank.  Advance America shall not discourage any prospective Applicant from submitting an Application, and shall provide reasonable assistance to each prospective Applicant in completing an Application.  Without limiting the generality of the foregoing, Advance America shall not discriminate against any Applicant in the credit application process on any “prohibited basis,” as such term is defined in the Federal Equal Credit Opportunity Act (“ECOA”) and Regulation B. Advance America shall forward all completed Applications to the Bank (or its designated loan processing agent) electronically, by telephone, or by appropriate means agreeable to both Parties.

(ii)                                  Based upon the information provided by Applicants to the Bank through Advance America and such other credit-related information as obtained by Advance America at the direction of the Bank, and pursuant to the credit granting standards adopted by the Bank, the Bank shall be solely responsible for determining whether to extend credit to Applicants. The Bank shall, either itself or through its designated loan-processing agent, communicate to Advance America its credit decision on any Application, together with the reason for any negative credit decision, electronically, by telephone or by other means acceptable to both Parties.  Advance America shall provide an appropriately completed adverse action notice to any Applicant whose Application is rejected by the Bank.

(iii)                               For each Loan to a Borrower, Advance America shall: (A) have the Borrower sign the Note; (B) deliver a copy of the Note to the Borrower; (C) obtain from the Borrower the executed Note, and the Borrower’s signed, personal check made payable to the Bank (the “Repayment Check”), which Repayment Check shall be for the Total of Payments set forth in the Agreement; and (D) upon receipt (and only upon receipt) of the signed Note and Repayment Check, deliver to the Borrower a check, electronically signed by an officer of the Bank in the Bank’s name for the Amount Financed set forth on the Note (the “Proceeds Check”).  In accordance with the policy of the Bank, Advance America will not allow any Borrower to roll-over a Loan made pursuant to this Agreement.

(iv)                              The Bank’s Loans hereunder shall be evidenced by an Agreement comprised of a Consumer Loan Agreement and Federal Truth in Lending Disclosures (collectively the “Note”).  The Note shall inter alia include an arbitration agreement, and class action participation waiver. The Note shall be electronically signed by an officer of the Bank in the Bank’s name. The Bank solely is responsible for ensuring that the Note complies with all applicable law.

(d)                                 Monitoring, Inventorying and Auditing of Proceeds Checks: As part of its servicing of the Loans, Advance America shall monitor and inventory the Proceeds Checks, ensuring that all Proceeds Checks are issued as the result of Applications approved by the Bank and are given to Borrowers for Loans.

(e)                                  Additional Servicing: Advance America shall perform all necessary servicing functions with respect to the Loans. Without limiting the foregoing:

(i)                                     Advance America shall use its reasonable best efforts to collect payments on the Loans prior to, at and after maturity thereof. In collecting payments owed under the Notes, Advance America shall comply in all material respects with applicable law, including without limitation the Fair Debt Collection Practices Act (the “FDCPA”) and applicable debt collection regulations and consumer protection laws applicable to Advance America in Pennsylvania and the Best Practices of the Community Financial Services Association of America. Advance America shall not encourage or allow its employees to threaten or imply that failure to honor any payment instrument in connection with any Loan shall subject the Borrower to potential criminal prosecution that Advance America does not reasonably believe will in fact result from such failure. The Bank has established a standard to monitor the effectiveness of the collection efforts of Advance America. The Bank requires that loan losses to the Bank on the Loans shall be **** or less of the amount of the finance charge on the Loans, as the finance charge is disclosed in the federal Truth in Lending box contained in the Notes (the “Loss Rate Standard”). Advance America agrees to meet the Loss Rate Standard in its collections. If Advance America’s collection efforts do not meet this Loss Rate Standard established by the Bank, the Fees (as that term is defined in Section 2(g) below) to be paid Advance America will be reduced by the dollar amount that the loan losses exceed the Loss Rate Standard. The Fees will be adjusted in accordance with this Section on a quarterly basis based on the calendar year to date loss experience.

(ii)                                  On each day Advance America operates its stores for regular business, Advance America shall deposit in a Bank account designated by the Bank (the “Bank Deposit Account”) all cash receipts for that day and all Repayment Checks required to be deposited on that day. Advance America shall reconcile the Bank Deposit Account on a monthly basis.

(iii)                               Advance America shall maintain and retain all original Applications and copies of all Adverse Action Notices and other documents relating to rejected Applications for the period required by applicable law. Advance America shall maintain originals or copies, as applicable, of all Applications, Notes, Proceeds Checks, Repayment Checks and other documents provided to or received from Borrowers (all such documents referred to collectively as “Loan Documents”) for the period required by applicable law. Prior to repayment or charge-off of a Loan, the Loan Documents shall be maintained by Advance America in a secure environment. Advance America will work with the Bank’s designated loan processing agent to ensure that Bank is provided timely information concerning the basis for each Adverse Action Notice relating to a rejected Application.

(f)                                    Reports: Access to Stores, Books and Records and Employees:

During the term of this Agreement, both Parties shall provide the other Party data submissions and reports reasonably required by the other Party in order to maintain effective internal controls and to monitor results under this Agreement, including without limitation the performance of the Loans and each Party’s obligations hereunder. Such reports from Advance America shall include a daily report showing Loans made, repaid and outstanding each day, as agreed upon by the Bank and Advance America. Such reports from the Bank shall be limited to U.B.P.R. reports, call reports, statements to shareholders and annual audited financial statements. The Parties agree to each provide the other with copies of their audit reports for Advance America’s stores. Anything in this Agreement to the contrary notwithstanding, the Parties’ obligation to provide data and reports shall be limited to those reports which they may share with third parties consistent with applicable laws or regulations or the policies or directives of regulators with jurisdiction over the Parties. During the term of this Agreement, both Parties and the agencies with regulatory authority over the Parties and their auditors shall have reasonable access to the other party’s locations and to the books and records of the other Party as well as the officers, employees and accountants of the other Party for the same purposes, provided, however, that in no event shall Advance America have access to information (in whatever form or however obtained) beyond that available in the reports described above.

In the event that Advance America becomes insolvent or otherwise ceases operations with less than five (5) days’ notice to Bank, then Bank may enter Advance America’s stores and have access to Advance America’s employees or former employees for the limited purpose of taking possession of the Applications, Notes, Repayment Checks and such other documents, books and records as Bank in its reasonable discretion deems necessary to protect its interest in the Loans and to provide the ongoing servicing of the Loans.  The Parties agree Advance America will provide Bank with a key, security code and safe combination for each location to be held in escrow by Bank during the term of this Agreement.

(g)                                 Fee and Costs; Number of Locations:

(i)                                     In consideration for Advance America’s performance of its obligations under this Agreement, the Bank shall pay Advance America the marketing and servicing fees set forth on Exhibit A attached hereto (the “Fees”). Advance America will be responsible for all costs associated with its stores and its services under this Agreement, including without limitation rental and occupancy costs; costs of up-fit and leasehold improvements; equipment costs; processing costs; printing costs; maintenance costs; staffing costs; taxes assessed to Advance America; signage costs; and advertising costs. In the event Advance America becomes insolvent and cannot continue to perform its duties and obligations under this Agreement, Bank shall have the right to offset any fees owed to Advance America for its performance under this Agreement against any losses Bank receives as a result thereof.

(ii)                                  The Parties agree that Advance America may service and market the Loans for the Bank pursuant to this Agreement in at least one hundred ten (110) Advance America locations in the Commonwealth of Pennsylvania. Advance America agrees that it shall give written notice to the Bank if it intends to open any additional locations in Pennsylvania beyond the originally contemplated one hundred ten (110) locations and will give the Bank the right of first refusal to offer the Loans in any such new location, on the same terms and conditions set forth in this Agreement. If the Bank does not wish to offer Loans in any new location, the Bank agrees that Advance America may market and service Loans for another federally insured financial institution in that new location or do business in some other lawful manner. During the term of this Agreement Bank shall have reasonable access to list of Advance America’s locations in the Commonwealth of Pennsylvania.

3.                                      Representations and Warranties

(a)                                  The Bank hereby represents and warrants to Advance America, as of the date hereof and on a continuing basis throughout the term of this Agreement, that:

(i)                                     The Bank is a duly organized and validly existing state bank organized under the laws of the State of South Dakota, with its headquarters office located in Pierre, South Dakota, and is legally authorized under applicable state and federal law to conduct its business as described and contemplated in this Agreement. The Bank is insured by the FDIC, and has the power and authority and all requisite licenses, permits and authorizations to execute and deliver this Agreement and perform its obligations hereunder

(ii)                                  The Bank is authorized to make Loans as contemplated by this Agreement and to contract with a third party to provide the services that Advance America will provide under this Marketing and Servicing Agreement.

(iii)                               The Bank is authorized under applicable law to contract with a third party to provide loan processing services not covered by this

Marketing and Servicing Agreement, and transmission by and between Advance America and such third party of information required for processing the Loans does not violate South Dakota or Pennsylvania state law or federal law.

(iv)                              The Bank is authorized under applicable law to sell participation interest(s) in the Loans, or to sell the Loans to a third party or third parties prior to the maturity date on such Loans.

(v)                                 This Agreement has been duly authorized by the Bank’s Board of Directors, executed and delivered by the Bank and constitutes the legal, valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(vi)                              The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (A) violate or conflict with any provision of the articles of incorporation or other governing documents of the Bank; or (B) violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, lease, agreement, instrument, order, law, arbitration award, judgment or decree to which the Bank is a party or by which the Bank or any of its assets may be bound.

(vii)                           Except as otherwise provided in paragraph 2(f) above, during the term of this Agreement, the Bank shall provide to Advance America data submissions and reports reasonably required by Advance America and its advisors in order to maintain effective internal controls and to monitor results under this Agreement, including without limitation the performance of the Loans and the Bank’s obligation hereunder.

(viii)                        There are no undisclosed formal regulatory actions, formal investigations, or lawsuits against the Bank or its affiliates, relating to or potentially impacting upon the marketing and servicing of the Loans.

(ix)                                The Bank will inform Advance America in writing of any changes to the conditions, terms and features of the Loans at least thirty (30) days before they are adopted and/or implemented by the Bank, unless such changes are mandated by applicable law, or the interpretation of such law by federal, state, or other regulatory authorities with jurisdiction.

(x)                                   To the best of its knowledge, the Bank represents that any and all written information and financial statements provided to Advance

America in contemplation of this Agreement did not contain any material omissions of fact and were materially correct.

(xi)                                The Bank shall use its reasonable best efforts to comply in all material respects with the CFSA Best Practices in effect on the date of this Agreement, in the form provided to it by Advance America, and any reasonable Best Practices, or modifications to such practices approved and adopted by the Community Financial Services Association of America (the “CFSA”) during the term of this Agreement; provided the practices comply in all respects with applicable law, and the interpretation of such law by federal, state, or other regulatory authorities with jurisdiction over the Bank.

(b)                                 Advance America hereby represents and warrants to the Bank, as of the date hereof and on a continuing basis throughout the term of this Agreement, that:

(i)                                     Advance America is duly organized and validly existing, and licensed to do business as a limited liability company under the laws of the State of Delaware, and is duly qualified to do business as contemplated under this Agreement, and in good standing in Pennsylvania.

(ii)                                  Advance America has the corporate power and authority, and all requisite licenses, permits and authorizations, to execute and deliver the Agreement and to perform its duties hereunder. This Agreement has been duly authorized by Advance America’s Board of Directors, executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)                               Advance America will market and service the Loans in accordance with this Agreement and in accordance with the policies and procedures established and approved by the Bank pursuant to this Agreement.

(iv)                              Advance America will operate its stores in Pennsylvania in accordance with this Agreement and will follow its normal operating procedures in operating these stores, including providing adequate security measures, hiring appropriate employees, and being open tor business during its normal business operating hours.

(v)                                 There are no undisclosed regulatory actions, investigations, or lawsuits against Advance America or its affiliates relating to the marketing and servicing of the Loans.

(vi)                              To the best of its knowledge, Advance America represents that any and all written information and financial statements provided to the Bank in contemplation of this Agreement did not contain any material omissions of fact and were materially correct. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (A) violate or conflict with any provision of the governing documents of Advance America; or (B) violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, lease, agreement, instrument, order, law, arbitration award, judgment or decree to which Advance America is a party or by which Advance America or any of its assets may be bound.

(vii)                           Advance America represents that it will continue, to the best of its ability, to monitor lobbying efforts and all state and federal legislation concerning the Commonwealth of Pennsylvania relating to payday lending and/or the exportation of rates by banks, and to advise the Bank of all such relevant legislation and lobbying activities.

4.                                      Indemnification

(a)                                  Except as to Losses for which Advance America is indemnified by the Bank as set forth in Section 4(b), Advance America hereby indemnifies and agrees to hold harmless the Bank, its affiliates and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) against any and all claims, losses, liabilities, damages, penalties, demands, judgments, settlements, costs and expenses (“Losses”) suffered or incurred by such Bank Indemnified Parties as a result of, or with respect to, or arising from (i) any breach by Advance America of any representation, warranty, covenant, duty or obligation contained herein, or any negligence or misconduct by Advance America or its employees; (ii) any burglary, robbery, fraud, or theft at the Advance America locations marketing and servicing the Loans; (iii) any claim or allegation made by or on behalf of any Applicant or Borrower arising from or relating to the Loans in which the Bank is named a party and where Advance America and not the Bank is found to have acted in violation of the law.  Notwithstanding the foregoing, there shall be no indemnification under this Agreement for: (A) Losses caused by the Bank’s breach of this Agreement (including but not limited to the breach by the Bank of any representation, warranty, covenant, duty or obligation contained herein); (B) Losses caused by the burglary, robbery, fraud, theft, negligence or misconduct of the Bank or its employees; (C) Losses resulting from any claim, investigation or allegation made by any regulatory or governmental authority or agency arising from or relating to the Loans; (D) Losses arising from the settlement of any claim, or a judgment or ruling by a court, arbitrator or regulatory authority on such claim, that the Bank has violated state or federal usury laws, state or federal consumer protection laws, state or federal racketeering laws (including the federal Racketeering Influenced and Corrupt Organizations Act), or federal Truth in Lending laws, or is liable for fraud or unconscionability; (E) the loss of the Bank’s South Dakota bank charter, or the loss of any license or permit required by the Bank to transact business as a federally insured financial institution; (F) claims that any Bank Indemnified Party is in violation of federal or state securities or corporate laws; (G) claims brought by employees or shareholders of any Bank Indemnified Party; (H) a decline in the value of the stock of any Bank Indemnified Party; (I) adverse publicity or customer relations problems encountered by any Bank Indemnified Party; (J) non-monetary sanctions by any court or regulatory agency; (K) loss of non-Loan related business or profits of any Bank Indemnified Party; (L) management time relating to attending hearings and meetings with respect to indemnified matters; or (M) any action by Advance America against Bank.

(b)                                 Except as to Losses for which Bank is indemnified by Advance America as set forth in Section 4(a), the Bank hereby indemnifies and agrees to hold harmless Advance America, its affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of Advance America and its affiliates (the “Advance America Indemnified Parties”) against any and all Losses suffered or incurred by such Advance America Indemnified Parties as a result of, or with respect to, or arising from (i) any breach of this Agreement by the Bank (including, but not limited to the breach by the Bank of any representation, warranty, covenant, duty or obligation contained herein); (ii) any burglary, robbery, fraud, theft, negligence or misconduct by the Bank or its employees; or (iii) any error or omission in the information or services rendered by any other third party with whom the Bank contracts to provide services not covered by this Agreement, including loan processing services. Notwithstanding the foregoing, there shall be no indemnification under this Agreement for: (A) Losses caused by Advance America’s breach of this Agreement (including but not limited to the breach by Advance America of any representation, warranty, covenant, duty or obligation contained herein); (B) Losses caused by burglary, robbery, fraud, or theft at the Advance America locations marketing and servicing the Loans by persons other than the Bank or its employees; (C) negligence or misconduct of Advance America or its employees; (D) Losses resulting from any claim, investigation or allegation made by any regulatory or governmental authority or agency arising from or relating to the Loans; (E) Losses arising from the settlement of any claim, or a judgment or ruling by a court, arbitrator or regulatory authority on such claim, that Advance America has violated state or federal usury laws, state or federal consumer protection laws, state or federal racketeering laws (including the federal Racketeering Influenced and Corrupt Organizations Act), or federal Truth in Lending laws, or is liable for fraud or unconscionability; (F) claims that any Advance America Indemnified Party is in violation of federal or state securities or corporate laws; (G) claims brought by employees or shareholders of any

Advance America Indemnified Party; (H) a decline in the value of the stock of any Advance America Indemnified Party; (I) adverse publicity or customer relations problems encountered by any Advance America Indemnified Party; (J) non-monetary sanctions by any court or regulatory agency; (K) loss of non-Loan related business or profits of any Advance America Indemnified Party; (L) management time relating to attending hearings and meetings with respect to indemnified matters; or (M) any action by the Bank against Advance America.

(c)                       The Bank Indemnified Parties and the Advance America Indemnified Parties are sometimes referred to herein as the “Indemnified Parties” and Advance America or the Bank, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”

(d)                      Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any indemnified Loss hereunder, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to support and verify the claim asserted.

(e)                       The Indemnifying Party may assume the defense of a claim that they are indemnifying, or prosecute a claim resulting from such indemnified claim, and may employ counsel chosen by the Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnified Party), at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall have the right, at its own expense, to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein. The Indemnifying Party shall not be liable for any settlement of any claim affected without its prior written consent, which shall not be unreasonably withheld. However, if the Indemnifying Party does not assume the defense or prosecution of a claim within thirty (30) days after notice thereof, the Indemnified Party may settle such claim without the Indemnifying Party’s consent. The Indemnifying Party shall not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages by the Indemnifying Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, all at the Indemnifying Party’s sole cost and expense.

(f)                         The Parties agree that, if both Parties are named as defendants in the same lawsuit, arbitration or other proceeding, the Parties may enter into a Joint Defense Agreement reasonably acceptable to the Parties, provided that any such Joint Defense Agreement shall not preclude any Party from asserting any counterclaims, cross-actions or third-party claims to which it may be entitled.

(g)                      The Parties agree that, if both Parties are named as defendants in the same lawsuit, arbitration or other proceeding, and such lawsuit, arbitration or other proceeding does not arise from any negligence, misconduct, error or omission of either Party, the Parties will equally share any and all fees, expenses, costs, losses or judgments as a result thereof.

5.                                      Termination

(a)                                  The term of this Agreement will be for an initial period of three (3) years from the date of this Agreement.

(b)                                 This Agreement shall terminate upon (i) 180 days written notice of termination from either Party to the other Party; (ii) upon an Event of Default (as defined below) that is not cured after notice is given as provided in Section 5(c); (iii) upon a material decrease in the fees and/or interest that can be charged by the Bank on the Loans pursuant to a change in federal or state law or the interpretation thereof by a regulatory agency or a court of competent jurisdiction asserting jurisdiction as to that issue; or (iv) upon the termination by the Bank’s designated loan processing agent of the Bank’s agreement with such agent to provide the services contemplated in this Agreement, through no fault of Advance America, if the termination of such agreement results in the inability of Advance America to market and service the Loans in its branches for a period of five (5) or more business days. In the event this Agreement is terminated pursuant to (iii) above, the Parties agree to negotiate in good faith as to the terms of a new agreement.

(c)                                  Upon the occurrence of an Event of Default (as hereinafter defined) by either Party, the other Party may terminate this Agreement by giving written notice at least thirty (30) days in advance of termination and an opportunity for the defaulting Party to cure the Event of Default, provided that: (i) the non-defaulting Party may suspend its performance under this Agreement during the thirty (30) day period prior to any cure of the Event of Default; and (ii) the thirty (30) day written notice requirement shall not apply if the Event of Default is the Bank’s failure to fund a Loan marketed by Advance America that meets the criteria established by the Bank for Loans.

(d)                                 It shall constitute an Event of Default by the Bank hereunder if: (a) the Bank shall be in material breach of any duty, obligation, Representation, Warranty or covenant hereunder or if the Bank fails to make any payment due hereunder; (b) Advance America has not defaulted hereunder and the Bank nonetheless discontinues making Loans; (c) the Bank shall fail to fund a Loan marketed by Advance America which meets the criteria established by the Bank for Loans; or (d) the Bank shall file for protection under any state or federal liquidation provision, or if the FDIC or any other regulatory authority places the bank in receivership or conservatorship or otherwise takes control of the Bank.

(e)                       It shall constitute an Event of Default by Advance America hereunder if: (a) Advance America shall be in material breach of any duty, obligation, Representation, Warranty, or covenant hereunder; (b) the Bank has not defaulted hereunder and Advance America nonetheless discontinues marketing and servicing the Loans; or (c) Advance America files for protection under any chapter of the federal Bankruptcy Code or under any state law relating to receivership, liquidation or reorganization of debts.

(f)                         In the event an act of God or other natural disaster makes the carrying out of this Agreement impossible, or if a Party’s performance hereunder is rendered illegal or is materially adversely affected by reason of changes in Law (either federal or state) applicable to the Loans or to either Party hereto, or if a Party is advised in writing by any regulatory agency having or asserting jurisdiction over such Party or the Loans that the performance of its obligations under this Agreement is or may be unlawful or constitutes or may constitute an unsafe or unsound banking practice or that such activity may jeopardize such Party’s standing with or applicable rating from such regulatory agency, then the Party unable to perform, or whose performance has been rendered illegal or who has been so advised by a regulatory agency, may terminate this Agreement by giving written notice at least ninety (90) days in advance of termination to the other Party, unless such changes in the Laws or communication from such regulatory agency require earlier termination, in which case termination shall be effective upon such earlier required date.

(g)                      The Bank may terminate this Agreement on sixty (60) days written notice to Advance America in the event the Bank becomes aware of any adverse legal, regulatory or other developments (either federal or state), whether inside or outside of the Commonwealth of Pennsylvania and regardless of whether they involve Advance America or the Bank, related to type of program contemplated by this Agreement and which could have a material adverse impact on the Bank, its rate of return for the Loans or its litigation or risk exposure.

(h)                      Advance America may terminate this Agreement on sixty (60) days written notice to the Bank in the event Advance America becomes aware of any adverse legal, regulatory or other developments (either Federal or State), whether inside or outside of the Commonwealth of Pennsylvania and regardless of whether they involve Advance America or the Bank, related to the type of program contemplated by this Agreement and which could have a material adverse impact on Advance America, its fees for the Loans or its litigation or risk exposure.

(i)                          Bank may terminate this Agreement upon sixty (60) days written notice in the event that Advance America is sold to a non-affiliated third party.

(j)                          Sections 4 through 8 hereof shall survive the termination of this Agreement.

(k)                       Bank may terminate this Agreement upon sixty (60) days written notice in the event that any one of the following two key persons are for any reason no longer actively engaged in the day-to-day management of the business affairs of Advance America: William M. Webster, IV; John T. Egeland.

6.                                      Notice

Any notice hereunder by either Party shall be given to the other Party at its address set forth below or at such other address designated by notice in the manner provided in this Section 6, by personal delivery, certified mail or overnight courier, or by facsimile with a confirmation copy by first class mail, postage prepaid. Such notice shall be deemed to have been given when received. Unless otherwise agreed, notice shall be sent to the contact persons at the addresses or facsimile numbers, as the case may be, set forth below:

If to Advance America:

William M. Webster, IV, President

S. Sterling Laney III, Vice President and Counsel

135 North Church Street

Spartanburg, SC 29306

Fax (864) 342-5920

With a copy to:

Robert M. Buell, Esquire

Bowman and Brooke, LLP

Riverfront Plaza West Tower

901 East Byrd Street

Suite 1500

Richmond, VA 23219-4027

If to the Bank:

Charles H. Burke III, President/CEO

Bank West

420 South Pierre Street

Pierre, SD 57501

With a copy to:

Timothy M. Engel, Esquire

503 South Pierre Street

P.O. Box 160

Pierre, SD 57501-0160

7.                                      Confidentiality and Use of Customer Information; Non-Solicitation of Employees

(a)                       Advance America agrees that all information received by Advance America from the Bank or from any other source on the Bank’s behalf pursuant to this Agreement is “Confidential Information” and shall be maintained in confidence and not disclosed, used or duplicated by Advance America except as described in this paragraph. Confidential information includes, without limitation, all lists of customers, former customers, applicants and prospective customers and all information relating to and identified with such person.

(b)                      Advance America may use Confidential Information in connection with its performance under this Agreement, and Advance America may disclose Confidential Information to its affiliates who may also use the Confidential Information to the same extent which Advance America may use and disclose the Confidential Information.  Further, Advance America may disclose and use the Confidential Information in its ordinary course of business in order to service and carry out its duties under this Agreement. Any Confidential Information shall be returned to the Bank as requested by the Bank once the services contemplated by this Agreement have been completed.

(c)                       Except as set forth and authorized under the Agreement, Advance America shall not advertise, market or otherwise make known to others any information relating to the subject matter of this Agreement. Except as set forth in this Agreement, if requested by the Bank, any employee, representative, agent or subcontractor of Advance America shall enter into a non-disclosure agreement with the Bank to protect the Confidential Information satisfactory to the Bank.

(d)                      The Bank agrees not to target the Borrowers for any solicitation of any product or service, and not to provide any Customer or Confidential Information to any person or entity not a party to this Agreement, except to the extent required under applicable law or judicial, administrative or regulatory process or except incident to its normal marketing efforts in the State of South Dakota, without the prior written consent of Advance America.  The Bank shall use reasonable care to ensure that its agents do not violate this provision.  In addition to the above, the Parties specifically agree that they will not sell any customer list originated from the acts contemplated by this Agreement for the Commonwealth of Pennsylvania to any third parties.

(e)                       The Bank and Advance America agree to treat in confidence the provisions of this Agreement and all documents, materials and other information related to this Agreement, which shall have been obtained during the course of the negotiations leading to, and during the performance of, this Agreement (collectively, “Confidential Information”), and not to communicate Confidential Information to any third party, except that Confidential Information may be provided to a Party’s affiliates, as such term is defined in the Securities Exchange Act of 1934, regulatory authorities, counsel, accountants, financial or tax advisors without the consent of the other Party, provided that such parties agree to hold such Confidential Information in confidence.  As used herein, the term “Confidential Information” shall not include any information which (i) is or becomes available to a Party (the “Restricted Party”) from a source other than the other Party, (ii) is or becomes available to the public other than as a result of disclosure by the Restricted Party or its agents, or (iii) is required to be disclosed under applicable law or judicial, administrative or regulatory process (but only to the extent it must be disclosed).

(f)                         The Parties agree that monetary damages would not be adequate compensation in the event of a breach by a Restricted Party of its obligations under this Section 7 and, therefore, the Parties agree that in the event of any such breach the Restricted Party, in addition to its other remedies at law or in equity, shall be entitled to an order requiring the Restricted Party to specifically perform its obligations under Section 7 or enjoining the Restricted Party from breaching Section 7, and the Restricted Party shall not plead in defense thereto that there would be an adequate remedy at law.

(g)                      Each Party agrees that it shall not directly or indirectly solicit, hire or otherwise retain or engage, whether as an employee, independent contractor or otherwise, any employee or other personnel of the other Party.

8.                                      Miscellaneous

(a)                       Neither the existence of this Agreement, nor its execution, is intended to be, nor shall it be construed to be, the formation of a partnership, association, or joint venture between the Bank and Advance America. In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor. The Parties agree not to hold themselves out to the public as doing business in any other capacity. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, except as expressly provided in this Agreement. Each Party shall be responsible only for its obligations and liabilities as set forth in this Agreement.

(b)                      This Agreement and the other Agreements supersede any negotiations, discussions or communications between the Bank and Advance America and constitute the entire agreement of the Bank and Advance America with respect to the Loans and the Loan Documents.

(c)                       Advance America shall on a timely basis provide the Bank with its monthly financial statements, and its annual audited financial statements.  The Bank shall on a timely basis provide Advance America with its quarterly financial statements, and its annual financial statements.

(d)                      To the extent permissible by applicable law, the Parties agree to promptly notify each other in the event either Party becomes aware of any threatened or actual investigation, regulatory action, allegation, arbitration or lawsuit pertaining to the Loans or this Agreement or any similar marketing and servicing agreement of third parties.

(e)                       Failure of any Party to insist, in one or more instances, on performance by any other Party in accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement unless and to the extent that such waiver is in a writing signed by or on behalf of the Party alleged to have granted such waiver.

(f)                         Any written notice or demand to be given under this Agreement shall be duly and properly given if delivered as described in Section 6 herein.

(g)                      This Agreement and the rights and duties described herein shall be governed by, and interpreted in accordance with, the laws of the State of South Dakota without regard to the conflicts of law provisions of South Dakota, Delaware or Pennsylvania and, where applicable, Federal Law.

(h)                      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the Parties in the courts of Minnehaha County South Dakota or, if it has or can acquire jurisdiction, in the United States District Court for the District of South Dakota, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to such venue.

(i)                          Advance America shall not assign or delegate any of its rights and/or obligations hereunder without the Bank’s prior written consent, which consent shall not be unreasonably withheld. The Bank shall not assign any of its rights and/or obligations hereunder to any other party without Advance America’s prior written consent, which consent shall not be unreasonably withheld.

(j)                          The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(k)                       This Agreement may be executed by the Parties in separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

(l)                          Advance America shall use its reasonable best efforts to train and supervise its employees to act in conformity with the Bank Policies provided in writing to Advance America by the Bank and the requirements of applicable law pertaining to their duties.

(m)                    Neither Party shall take or omit to take any action that would cause such Party to violate any of its representations or warranties hereunder.

(n)                      The Bank shall forward to Advance America within five (5) business days of receipt any written notices it receives that bankruptcy proceedings have been initiated with respect to any person known to be a Borrower.

(o)                      This Agreement may only be amended or modified by the written agreement of both Parties.

(p)                      This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective heirs, representatives, agents, insurers, successors and assigns.

(q)                      The provisions of this Agreement are severable, and in the event that any portion of this Agreement shall be adjudged to be invalid or unenforceable, such adjudication shall have no effect on any remaining portions hereof, and all such provisions shall remain in full force and effect.

(r)                         The Parties agree that upon the request of any one of them, they will execute and deliver any such further documents and undertake any such further action as may reasonably be required to fully implement the terms of this Agreement.

9.                                      Third Party Service Providers

Each Party shall be responsible for supervising any Third Party Service Providers (as hereinafter defined) retained by it and ensuring their compliance with this Agreement, the Bank Policies, and the Requirements of Law. For purposes hereof, the term “Third Party Service Provider” means any contractor or service provider retained by a Party who provides or renders services in connection with the Loans or the activities of such Party hereunder.

IN WITNESS WHEREOF, the Bank and Advance America, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers as of the day and year first set forth above.

BANKWEST, INC.	NCAS OF PENNSYLVANIA, LLC
d/b/a NATIONAL CASH ADVANCE, ADVANCE AMERICA, CASH ADVANCE CENTERS and ADVANCE AMERICA

By:	/s/ CHARLES H. BURKE, III	By:	/s/ WILLIAM M. WEBSTER, IV
Charles H. Burke, III		William M. Webster, IV
Its: President and C.E.O.		Its: President

EXHIBIT “A”

COMPUTATION OF SERVICING FEES

1.                                     This is Exhibit “A” to that certain Marketing and Servicing Agreement (the “Agreement”) between BANKWEST (the “Bank”), and NCAS of Pennsylvania, LLC d/b/a National Cash Advance, Advance America, Cash Advance Centers and Advance America (“Advance America”).  All capitalized terms used herein and not otherwise defined are defined in the Servicing Agreement.

2.                                     As Advance America’s sole compensation under the Servicing Agreement, the Bank shall pay Advance America marketing and servicing fees as follows:

(a)                                  For Loans retained by the Bank and collected: **** per $100.00 loaned; and

(b)                                 the Bank is responsible for the first **** of loan losses as compared to revenue for the loans retained by the Bank.

The Bank and Advance America agree to increase/decrease these fees upon a change in the Finance Charges agreed upon by the parties, and/or mandated by applicable law, or the interpretation of such law by federal, state, or other regulatory authorities with jurisdiction.

3.                                     The Fees shall be paid two (2) times per month, payable within one (1) day after receipt of invoices therefore delivered by Advance America to the Bank (the “Invoice(s)”).

4.                                     Each Invoice shall show (a) the fees and charges actually received by the Bank during the calendar month on Loans that were repaid in full during such month; and (b) the Fees owed by the Bank to Advance America.

5.                                     Advance America will be responsible for all costs associated with its storefronts and its services under the Servicing Agreement, including without limitation rental and occupancy costs; costs of up-fit and leasehold improvements; equipment costs; processing costs; insurance; printing costs; taxes; maintenance costs; staffing costs; signage costs; legal fees; and advertising costs.

6.                                     The Bank shall be responsible for paying all fees and costs incurred on any bank accounts which are held in the Bank’s name, from which Proceed Checks are written or into which Repayment Checks or Loan repayments are deposited.

7.                                      The Bank is responsible for all charges and expenses of its designated loan processing agent, initially Tele-track, in connection with the Loans on a monthly basis during the term of this Agreement.

8.                                      Advance America and the Bank will evenly divide revenues derived from the collection of NSF fees paid by the customer in connection with the Loans on a monthly basis during the term of this Agreement.

9.                                      The Bank allows and will be reimbursed for funds used for petty cash purposes at the Advance America locations by a reduction, which will be noted separately, in the Marketing and Servicing Invoice.

10.                                Advance America and the Bank agree to the following terms for a customer Loan:

Maximum Loan amount—One Thousand ($1,000.00) dollars

Minimum Loan amount—One hundred ($100.00) dollars

Fee—Seventeen ($17.00) dollars per one hundred ($100.00) dollars loaned.

Rollovers—None

****

****

Dual Loan/Customer—A customer (social security number) will not be allowed to have more than one (1) loan outstanding at any given time.